UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) November 27, 2007
Handleman Company

(Exact Name of Registrant as Specified in Its Charter)
Michigan

(State or Other Jurisdiction of Incorporation)

1-7923	38-1242806

(Commission File Number)	(IRS Employer Identification No.)

500 Kirts Boulevard, Troy, Michigan	48084-4142

(Address of Principal Executive Offices)	(Zip Code)
(248) 362-4400

(Registrant’s Telephone Number, Including Area Code)
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Appointment of Certain Officers
SIGNATURES
Press Release

Item 5.02. Departure of Directors or Certain Officers; Appointment of Certain Officers
On November 28, 2007, Handleman Company (“Handleman”) announced that on November 27, 2007, it accepted the resignation of Mr. Stephen Strome from his appointment as Handleman’s Chief Executive Officer and from his position as Director of Handleman’s Board of Directors and that Albert Koch will serve as Handleman’s President and Chief Executive Officer.
Mr. Koch, who is 64 years of age, comes to Handleman through Handleman’s engagement of AP Services, LLC (“AP Services”), a Michigan limited liability company. AP Services is affiliated with AlixPartners, a financial advisory firm, where Mr. Koch is Vice Chairman and has served as a Managing Director since 1995 and partner since 2007. Also, since 2004, Mr. Koch has served as Chairman of Polar Corporation, which is a full-service provider of tank trailers, light-duty trailer parts and tank trailer repair and maintenance service in North America. From June 2003 to July 2004, Mr. Koch served as interim President and Chief Executive Officer at Champion Enterprises Inc., the world’s largest builder of manufactured homes. Mr. Koch also has executive experience at Kmart Corporation, where he served as interim Chief Financial Officer from March 2002 to May 2003;
Mr. Koch also served as a director of Tecumseh Products from August 2004 to July 2007. He has served as a member of SPX Corporation Board of Directors since February 2007.
As a result, Handleman is filing the press release attached as Exhibit 99.1.
99.1	Press Release dated November 28, 2007 announcing the resignation of Mr. Stephen Strome and the appointment of Mr. Albert Koch.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANDLEMAN COMPANY

Date: November 28, 2007	By:	/s/Thomas C. Braum, Jr.

	Name:	Thomas C. Braum, Jr.
	Title:	Executive Vice President and
Chief Financial Officer